Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290
                                                          Exhibit 99.1

Release date: April 21, 2014	Contact:	Steven F. Nicola
        Chief Financial Officer, Secretary &
        Treasurer
        412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2014 SECOND QUARTER
•	GAAP EARNINGS OF $0.41 PER SHARE; ADJUSTED EARNINGS OF $0.59 PER SHARE
•	RECENT COST STRUCTURE ACTIONS CONTRIBUTE TO MARGIN IMPROVEMENT FOR CEMETERY PRODUCTS AND FUNERAL HOME PRODUCTS SEGMENTS
•	QUARTERLY DIVIDEND OF $0.11 PER SHARE DECLARED
•	GUIDANCE FOR FISCAL 2014 RE-AFFIRMED ON STRONG ORDER BACKLOG

PITTSBURGH, PA, APRIL 21, 2014 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended March 31, 2014.

The Company reported consolidated sales of $246.8 million for the fiscal 2014 second quarter.  Net income attributable to the Company for the current quarter was $11.3 million, or $0.41 per share.  On a non-GAAP adjusted basis, earnings for the fiscal 2014 second quarter were $0.59 per share (a reconciliation of non-GAAP financial information is provided in the table below).  Current period operating results were impacted by costs in connection with the Company’s recently announced definitive merger agreement for the acquisition of Schawk, Inc., strategic cost initiatives, and expenses in connection with certain litigation in the Funeral Home Products segment.

Consolidated sales for the six months ended March 31, 2014 were $476.8 million.  Net income attributable to the Company for the first six months of the current fiscal year was $19.2 million, or $0.70 per share.  On a non-GAAP adjusted basis, year-to-date earnings for the current year were $0.97 per share.

Consolidated sales for the second fiscal quarter a year ago were $256.4 million.  Net income attributable to the Company for the quarter ended March 31, 2013 was $14.2 million, or $0.51 per share.  On a non-GAAP adjusted basis, prior period earnings were $0.61 per share.  Earnings for the fiscal 2013 second quarter were impacted by costs in connection with the Company’s strategic cost initiatives (including the resolution of ERP implementation issues), an impairment of certain intangible assets, and a gain on the final settlement of an acquisition (net of related expenses).

Matthews International Corporation                                                                                     2 of 5                                                      April 21, 2014

Consolidated sales for the six months ended March 31, 2013 were $482.0 million.  Net income attributable to the Company for the first six months of fiscal 2013 was $22.4 million, or $0.81 per share.  On a non-GAAP adjusted basis, year-to-date earnings were $1.03 per share a year ago.

In the Memorialization group, the Cemetery Products and Funeral Home Products segments reported lower sales for the fiscal 2014 second quarter, compared to a year ago, principally reflecting a decline in the estimated number of U.S. casketed, in-ground burial deaths.  Despite the declines in sales, both segments reported higher operating profit on an adjusted basis as a result of the benefits of recent cost structure initiatives.  The Cremation segment also reported a decrease in sales for the current quarter primarily reflecting timing of anticipated equipment installations.  The segment continues to project higher sales for the current fiscal year based on orders expected to be delivered during the next six months.

In the Brand Solutions group, sales for the Graphics Imaging segment were higher than a year ago primarily resulting from increased volume in Europe.  The Marking and Fulfillment Systems segment also reported improved sales for the current quarter on higher volume, particularly in the North America market.  The Merchandising Solutions segment reported lower sales for the current quarter compared to last year due primarily to a decline in sales to several national accounts.  The segment continues to project higher sales for the current fiscal year based on orders expected to be delivered during the next six months.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“The fiscal 2014 second quarter ended relatively in-line with our expectations.  Based on the current year decline in U.S. deaths and the timing of order rates in several of our other businesses, we anticipated relatively flat operating performance for the current quarter versus the prior year.  In addition, we have been restricted in our share repurchase program since September given the pending transaction with Schawk, Inc. (“SGK”), which modestly impacted our earnings per share.
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“Consolidated sales for the current quarter were below prior year in our Cemetery Products and Funeral Home Products businesses, reflecting the impact of death rates.  In addition, we believe the winter weather affected our Cemetery Products sales to some extent.  We are very encouraged by the margin expansion in both of these businesses.  Each of these segments reported higher operating margins, on an adjusted basis, as a result of our cost structure initiatives (including lean and strategic sourcing).

Matthews International Corporation                                                                                       3 of 5                                                                April 21, 2014

“On the Brand Solutions side, volume improvement in our European Graphics business versus the prior year quarter more than offset slower sales for Merchandising Solutions.  Marking and Fulfillment also reported solid sales in its traditional businesses, but delayed sales of integrated fulfillment solutions.  Further, continued good performance in our pick-to-light and traditional marking products businesses have generally been indicators of improving economic activity.

Mr. Bartolacci further stated:  “For the balance of the year, several of our businesses have significant projects in their backlogs allowing us to remain confident in our full year guidance.  Our fulfillment business continues to win new contracts and Merchandising Solutions is projecting a good second half of the fiscal year based on current orders.  Also, continued benefits from our cost structure initiatives should result in better performance from our Memorialization businesses, despite a challenging revenue environment.  The European Graphics business is also projecting improvement, particularly in the gravure businesses where we are expecting increased tobacco-related orders.  Lastly, a significant incineration equipment project in Saudi Arabia should help the Cremation segment meet its expectations on a full year basis.

“In November 2013, we provided guidance that adjusted (non-GAAP) earnings per share were projected to be in the range of $2.62 to $2.70 for fiscal 2014.  Based on our year-to-date fiscal 2014 operating results and current forecast, we are maintaining our guidance at this time.  Please note that this guidance does not reflect any projected impact from the acquisition of Schawk (other than transaction-related costs), since the closing date has not yet been determined.  The transaction is expected to close in our fourth fiscal quarter.”

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The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.11 per share on the Company’s common stock for the quarter ended March 31, 2014.  The dividend is payable May 12, 2014 to stockholders of record April 28, 2014.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                                       4 of 5                                                                April 21, 2014

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2014	2013	2014
Sales	$256,390	$246,837	$481,999	$476,782
Cost of sales	(161,524)	(156,657)	(307,159)	(305,226)
Gross profit	94,866	90,180	174,840	171,556
Selling and administrative expenses	(69,796)	(69,288)	(133,271)	(135,668)
Operating profit	25,070	20,892	41,569	35,888
Other income (deductions), net	(3,511)	(2,991)	(7,630)	(6,000)
Income before income taxes	21,559	17,901	33,939	29,888
Income taxes	(7,504)	(6,650)	(11,881)	(10,731)
Net Income	14,055	11,251	22,058	19,157
Non-Controlling Interests	137	82	389	90
Net Income attributable to Matthews	$14,192	$11,333	$22,447	$19,247
Earnings per Share – Diluted	0.51	0.41	0.81	0.70

Matthews International Corporation                                                                                       5 of 5                                                                April 21, 2014

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended March 31,		Six Months EndedMarch 31,		Projected Fiscal 2014
	2013	2014	2013	2014
Earnings per share, as reported	$0.51	$0.41	$0.81	$0.70	$1.96 - $2.14
Pension and postretirement expense adjustment (1)	0.05	0.02	0.09	0.05	0.10
Acquisition-related items	(0.06)	0.11	(0.03)	0.11	0.27 - 0.32
Cost reduction initiatives and other charges	0.06	0.04	0.09	0.09	0.12 - 0.14
Litigation costs	--	0.01	--	0.02	0.07 - 0.10
Intangible asset impairment	0.04	--	0.04	--	--
ERP implementation costs	0.01	--	0.03	--	--
Earnings per share, as adjusted	$0.61	$0.59	$1.03	$0.97	$2.62 - $2.70

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.